As filed with the U.S. Securities and Exchange Commission on April 1, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRONOS GROUP INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada		N/A
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

720 King St. W., Suite 320 Toronto, Ontario		M5V 2T3
(Address of Principal Executive Offices)		(Zip Code)

Cronos Group Inc. 2020 Omnibus Equity Incentive Plan
(Full title of the plan)

CT Corporation 28 Liberty Street New York, New York 10005 (212) 590-9070 (Name, address and telephone number, including area code, of agent for service)		With a copy to: Xiuming Shum Cronos Group Inc. 720 King St. W., Suite 320 Toronto, Ontario M5V 2T3 (416) 504-0004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.		☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares in the capital of Cronos Group Inc., no par value per share	20,732,245	$5.53	$114,649,315	$14,881
(1) Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time become issuable in accordance with the adjustment provisions of the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”).
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Shares as reported on the Nasdaq Stock Market LLC on March 25, 2020, which is within five business days prior to the date of this Registration Statement.

EXPLANATORY NOTE
Cronos Group Inc. (“Cronos” or the “Registrant”), has filed this Registration Statement to register the offer and sale of 20,732,245 common shares in the capital of Cronos, no par value per share (the “Shares”), pursuant to the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”), which includes the number of Shares (not exceeding 732,972) underlying any award outstanding under the Cronos Group Inc. Employment Inducement Award Plan #1 as of the effective date of the Plan which, on or after the effective date, expires or is forfeited, terminated or canceled for any reason without having been exercised or settled in full. The Registrant’s Board of Directors approved the Plan on March 29, 2020, subject to approval by the Registrant’s shareholders at the Registrant’s 2020 annual meeting of shareholders.
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8. The Registrant will deliver the documents containing the information specified in Part I to the participants in the Plan, as required by Rule 428(b)(1).
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference herein (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020 (and related Notification of Late Filing on Form 12b-25 filed on March 2, 2020, as amended on Form 10-K/A filed on March 30, 2020);
2.The Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2020, March 17, 2020 (two Reports), and March 30, 2020; and
3.A description of the Shares of the Registrant included in Exhibit 99.1 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on February 22, 2018.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing of such reports.
Any statements contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel.
The consolidated financial statements of Cronos Group Inc. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Item 6. Indemnification of Directors and Officers.
Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “Indemnified Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnified Person is involved because of that association with the Registrant or other entity, on the condition that (i) such Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the Indemnified Person acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the Indemnified Person unless the Indemnified Person had reasonable grounds for believing that their conduct was lawful.
         Further, the Registrant may, with the approval of a court with competent jurisdiction, indemnify an Indemnified Person in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the Indemnified Person is made a party because of the Indemnified Person’s association with the Registrant or other entity as a director or officer, a former director or officer, an Indemnified Person who acts or acted at the Registrant’s request as a director or officer, or an Indemnified Person acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with such action, if the Indemnified Person fulfills the conditions in (i) and (ii) of the paragraph immediately above. Such Indemnified Persons are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the Indemnified Person is subject because of the Indemnified Person’s association with the Registrant or other entity as described above, provided the Indemnified Person seeking an indemnity: (A) was not judged by a court with competent jurisdiction or other competent authority to have committed any fault or omitted to do anything that the Indemnified Person ought to have done; and (B) fulfills the conditions in (i) and (ii) of the paragraph immediately above.
         The by-laws of the Registrant provide that, to the fullest extent permitted by law, the Registrant shall indemnify an Indemnified Person against all liability, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnified Person is involved because of that association with the Registrant or other entity; provided that, (i) such Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the Indemnified Person acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such Indemnified Person had reasonable grounds for believing that their conduct was lawful.
         The by-laws of the Registrant also provide that the Registrant shall advance monies to an Indemnified Person for the costs, charges and expenses of a proceeding described in the paragraph immediately above. That Indemnified Person shall repay the monies if they do not fulfill the conditions the condition in (i) and (ii) of the paragraph immediately above.
         The by-laws of the Registrant further provide that the Registrant shall also indemnify an Indemnified Person in such other circumstances as the Business Corporations Act (Ontario) or the law permits or requires.
         Pursuant to the authority provided in the Registrant’s by-laws, the Registrant has entered into indemnification agreements with each of its directors. These agreements, among other things, provide that the Registrant will indemnify each director to the fullest extent permitted by applicable law against certain potential liabilities arising out of the person’s service to the Registrant, subject to customary exceptions. The Registrant also maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits list under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Certificate of Incorporation and Articles of Amendment of Cronos Group Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of Cronos Group Inc. filed on July 11, 2018 (File No. 333-226131)).

4.2	By-law No. 5 of Cronos Group Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of Cronos Group Inc. filed on July 11, 2018 (File No. 333-226131)).
5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of the Common Shares.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included on signature page).
99.1	Cronos Group Inc. 2020 Omnibus Equity Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 1, 2020.

CRONOS GROUP INC.

By:	/s/ Michael Gorenstein
	Name:	Michael Gorenstein
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Gorenstein and Xiuming Shum, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on April 1, 2020.

Signature	Title

/s/ Michael Gorenstein	Director, Chairman, President and Chief Executive Officer (Principal executive officer)
Michael Gorenstein

/s/ Jerry Barbato	Chief Financial Officer (Principal financial officer)
Jerry Barbato

/s/ Puneet Mathur	Vice President, Controller (Principal accounting officer)
Puneet Mathur

/s/ James Rudyk	Director

/s/ Jody Begley	Director
Jody Begley

/s/ Jason Adler	Director
Jason Adler

/s/ Bronwen Evans	Director
Bronwen Evans

/s/ Murray Garnick	Director
Murray Garnick

/s/ Heather Newman	Director
Heather Newman

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Cronos Group Inc. in the United States, on April 1, 2020.

PUGLISI AND ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director